Item No. 77E (Legal proceedings) -
Attachment

A description of a legal action filed by Richard Manuszak against the Fund, Trustees,
Eaton Vance Management and Eaton Vance
Corp. is contained in the Fund's annual report to shareholders for the year ended October
31, 2010 in the footnote to the financial statements captioned "Legal Proceedings" and is incorporated herein by reference. This action was filed in Massachusetts Superior
Court on August 31, 2010.